Exhibit 99.1

Onyx Pharmaceuticals Announces 2013 Updates and Reviews 2012 Achievements at J.P. Morgan Healthcare Conference

Kyprolis™ (carfilzomib) for Injection Net Sales Exceed $62 Million for 2012

South San Francisco, CA — January 7, 2013 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reviewed 2012 accomplishments and announced several 2013 business updates, which the company discussed during its presentation at the 31st Annual J.P. Morgan Healthcare Conference on Monday, January 7, 2013 at 9:30 a.m. Pacific Time.

“In 2012, we executed successful launches for Kyprolis™ (carfilzomib) for Injection and Stivarga® (regorafenib) tablets, a Bayer compound, transforming Onyx from a single-product company into a company with three approved therapies for patients with some of the most difficult-to-treat cancers,” said N. Anthony Coles M.D., Chairman and Chief Executive Officer of Onyx. “Since the launch of Kyprolis in late July of last year, we have seen strong initial adoption trends and rapid account penetration, with net sales exceeding $62 million in 2012. We continue to strategically invest in the development of Kyprolis to unlock additional value across all lines of therapy. We look forward to continuing our business momentum in 2013, with many near-term clinical, regulatory, and commercial milestones across the proteasome and kinase inhibitor franchises.”

2012 Achievements and 2013 Milestones

Kyprolis™ (carfilzomib) for Injection

•                  In July 2012, the U.S. Food and Drug Administration (FDA) granted accelerated approval of Kyprolis™ (carfilzomib) for Injection for the treatment of patients with multiple myeloma who have received at least two prior therapies, including bortezomib and an immunomodulatory agent, and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

•                    Since the launch of Kyprolis in late July 2012, net sales have exceeded $62M for 2012. Through October 2012, approximately 25% of the estimated 10,000 to 15,000 patients living with third-line or later multiple myeloma in the U.S. annually have received Kyprolis.

•                    In October 2012, Onyx completed enrollment in the FOCUS trial, an international Phase 3 clinical trial evaluating single-agent carfilzomib in patients with relapsed and refractory myeloma. An interim analysis is planned in the second half of 2013 and, if results are positive, could support regulatory filings in Europe in patients with relapsed/refractory myeloma.

•                    As part of the global commercialization strategy for Kyprolis, Onyx is exploring opportunities in countries outside of the U.S. that consider marketing authorization based on U.S. approval. Onyx expects to pursue agreements with established distributors for regulatory and commercialization activities in those markets.

•                    In February 2012, Onyx completed enrollment in the ASPIRE trial, an international Phase 3 trial evaluating carfilzomib plus lenalidomide (Revlimid®) and low-dose dexamethasone when compared to lenalidomide and low-dose dexamethasone alone in 780 patients with relapsed multiple myeloma. An interim analysis is planned in the fourth quarter 2013 or later.

•                    In July 2012, Onyx initiated the ENDEAVOR trial, a global Phase 3 trial evaluating carfilzomib in combination with dexamethasone versus bortezomib (Velcade®) with dexamethasone in 888 patients with relapsed multiple myeloma.

•                  In 2013, Onyx expects to initiate a Phase 3 trial evaluating carfilzomib in patients with newly diagnosed multiple myeloma.

Oprozomib

•                    A new extended release tablet of oprozomib, an oral proteasome inhibitor, is being assessed in an ongoing Phase 1b/2 trial in hematologic malignancies including multiple myeloma.  Preliminary data are expected to be submitted to a medical conference in the first half of 2013.

Stivarga® (regorafenib) tablets

•                    In September 2012, the U.S. FDA approved Bayer’s Stivarga® (regorafenib) tablets for the treatment of patients with mCRC who have been previously treated with currently available therapies (including fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy, an anti-VEGF therapy, and, if KRAS wild type, an anti-EGFR therapy). The approval of Stivarga is based on results from the pivotal Phase 3 CORRECT study that demonstrated improvement in overall survival (OS) and progression-free survival (PFS) compared to placebo in patients with mCRC whose disease had progressed after approved standard therapies.

•                    In May 2012, Bayer submitted an application for European marketing authorization for regorafenib for the treatment of patients with mCRC.

•                    In September 2012, the Japanese Ministry of Health, Labor and Welfare (MHLW) granted priority review of Bayer’s New Drug Application (NDA) for regorafenib for the treatment of patients with mCRC.

•                    In the fourth quarter of 2012, Bayer submitted a supplemental NDA for priority review to the FDA and a NDA to the Japanese MHLW for regorafenib in a second potential indication for metastatic and/or unresectable gastrointestinal stromal tumors.

•                    As part of a broad development program, Bayer has communicated plans to initiate two additional Phase 3 trials in 2013, in second-line hepatocellular carcinoma (HCC) and in CRC following resection of liver metastases.

Stivarga is a Bayer compound developed by Bayer and jointly promoted by Bayer and Onyx in the U.S.  In 2011, Bayer entered into an agreement with Onyx, under which Onyx receives a royalty on all global net sales of Stivarga in oncology.

Nexavar® (sorafenib) tablets

•                    Last week, Onyx and Bayer announced top-line results from the DECISION trial in patients with locally advanced or metastatic radioactive iodine (RAI)-refractory differentiated thyroid cancer. The study met its primary endpoint of improving progression-free survival. Full results are expected to be presented at an upcoming medical meeting. The companies anticipate that this data will form the basis for regulatory submission of Nexavar in the treatment of RAI-refractory differentiated thyroid cancer.

•                    In the first half of 2013, enrollment is expected to complete in the RESILIENCE trial, a Phase 3 study comparing capecitabine (Xeloda®) in combination with sorafenib or placebo for treatment of locally advanced or metastatic HER2-negative breast cancer.

Nexavar is co-developed by Onyx and Bayer, except in Japan where Bayer manages all development. The companies co-promote Nexavar in the U.S. Outside of the U.S. Bayer has exclusive marketing rights, and Bayer and Onyx share profits globally, excluding Japan.

Pipeline

•                  Pfizer Inc. has announced plans to begin a Phase 3 study in 2013 of PD-0332991 (PD-991), a CDK 4/6 inhibitor, for patients with estrogen receptor-positive, HER2-negative advanced breast cancer.  Based on a collaboration agreement between the two companies, Onyx would receive a single-digit royalty on any future net sales worldwide if commercialized, as well as milestone payments.

Live Webcast

Interested parties may access a webcast of the presentation on our website at:

http://www.onyx.com/investors/event-calendar

A replay will be available within 24 hours of the completion of the presentation through January 21, 2013.

Important Indication and Safety Information for Kyprolis™ (carfilzomib) for Injection

On July 20, 2012, the U.S. Food and Drug Administration (FDA) granted accelerated approval of Kyprolis™ (carfilzomib) for Injection for the treatment of patients with multiple myeloma who have received at least two prior therapies including bortezomib and an immunomodulatory agent (IMiD), and have demonstrated disease progression on or within 60 days of completion of the last therapy. Approval was based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

Safety data have been evaluated in 526 patients with relapsed and/or refractory multiple myeloma who received single-agent Kyprolis. There were 37 deaths in the Phase 2 studies, or 7% of patients. The most common causes of death, other than disease progression, were cardiac (5 patients), end-organ failure (4 patients), and infection (4 patients). Important warnings and precautions include cardiac arrest, congestive heart failure, myocardial ischemia; pulmonary hypertension, pulmonary complications, infusion reactions, tumor lysis syndrome, thrombocytopenia, hepatic toxicity and embryo-fetal toxicity.

Death due to cardiac arrest has occurred within a day of Kyprolis administration. Patients with New York Heart Association Class III and IV heart failure, myocardial infarction in the preceding 6 months, and conduction abnormalities uncontrolled by medications were not eligible for the clinical trials. These patients may be at greater risk for cardiac complications.

Pulmonary arterial hypertension (PAH) was reported in 2% of patients treated with Kyprolis and was Grade 3 or greater in less than 1% of patients. Dyspnea was reported in 35% of patients enrolled in clinical trials. Grade 3 dyspnea occurred in 5%; no Grade 4 events, and 1 death (Grade 5) was reported.

Infusion reactions, characterized by a spectrum of systemic symptoms including fever, chills, arthralgia, myalgia, facial flushing, facial edema, vomiting, weakness, shortness of breath, hypotension, syncope, chest tightness, or angina can occur immediately following or up to 24 hours after administration of Kyprolis. Administration of dexamethasone prior to Kyprolis reduces the incidence and severity of reactions. Tumor lysis syndrome (TLS) occurred following Kyprolis administration in < 1% of patients. Patients with multiple myeloma and a high tumor burden should be considered to be at greater risk for TLS.

Thrombocytopenia following Kyprolis administration resulted in a dose reduction in 1% of patients and discontinuation of treatment with Kyprolis in < 1% of patients.

Cases of hepatic failure, including fatal cases, have been reported (< 1%). Kyprolis can cause elevations of serum transaminases and bilirubin.

There are no adequate and well-controlled studies in pregnant women using Kyprolis. Females of reproductive potential should be advised to avoid becoming pregnant while being treated with Kyprolis.

The most common serious adverse reactions were pneumonia, acute renal failure, pyrexia, and congestive heart failure. The most common adverse reactions (incidence of 30% or greater) observed in clinical trials of patients with multiple myeloma were fatigue, anemia, nausea, thrombocytopenia, dyspnea, diarrhea, and pyrexia. Serious adverse reactions were reported in 45% of patients.

Full prescribing information is available at http://www.kyprolis.com.

About Stivarga® (regorafenib) Tablets

Stivarga is approved in the U.S. for the treatment of patients with mCRC who have been previously treated with fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy, an anti-VEGF therapy, and, if KRAS wild type, an anti-EGFR therapy.

Stivarga is an inhibitor of multiple kinases involved in normal cellular functions and in pathologic processes such as oncogenesis, tumor angiogenesis, and maintenance of the tumor microenvironment.

In in vitro assays, Stivarga or its major metabolites M-2 and M-5 inhibited the activity of RET, VEGFR1, VEGFR2, VEGFR3, KIT, PDGFR-alpha, PDGFR-beta, FGFR1, FGFR2, TIE2, DDR2, Trk2A, Eph2A, RAF-1, BRAF, BRAFV600E ,SAPK2, PTK5, and Abl at concentrations of Stivarga that have been achieved clinically.

In in vivo models, Stivarga demonstrated anti-angiogenic activity in a rat tumor model, and inhibition of tumor growth as well as anti-metastatic activity in several mouse xenograft models including some for human colorectal carcinoma.

Important Safety Information for Stivarga (regorafenib) Tablets
WARNING: HEPATOTOXICITY
Severe and sometimes fatal hepatotoxicity has been observed in clinical trials. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue STIVARGA for hepatotoxicity as manifested by elevated liver function tests or hepatocellular necrosis, depending upon severity and persistence.

Hepatotoxicity: Severe drug-induced liver injury with fatal outcome occurred in 0.3% of 1100 STIVARGA-treated patients across all clinical trials. Liver biopsy results, when available, showed hepatocyte necrosis with lymphocyte infiltration. In Study 1, fatal hepatic failure occurred in 1.6% of patients in the STIVARGA arm and 0.4% of patients in the placebo arm; all the patients with hepatic failure had metastatic disease in the liver.

Liver Function Monitoring: Obtain liver function tests (ALT, AST, and bilirubin) before initiation of STIVARGA and monitor at least every 2 weeks during the first 2 months of treatment. Thereafter, monitor monthly or more frequently as clinically indicated. Monitor liver function tests weekly in patients experiencing elevated liver function tests until improvement to less than 3 times the upper limit of normal (ULN) or baseline values. Temporarily hold and then reduce or permanently discontinue STIVARGA, depending on the severity and persistence of hepatotoxicity as manifested by elevated liver function tests or hepatocellular necrosis.

Hemorrhage: STIVARGA caused an increased incidence of hemorrhage. The overall incidence (grades 1-5) was 21% in STIVARGA-treated patients compared to 8% in placebo-treated patients in Study 1. Fatal hemorrhage occurred in 4 of 500 (0.8%) STIVARGA-treated patients and involved the respiratory, gastrointestinal, or genitourinary tracts. Permanently discontinue STIVARGA in patients with severe or life-threatening hemorrhage and monitor INR levels more frequently in patients receiving warfarin.

Dermatological Toxicity: STIVARGA caused an increased incidence of hand-foot skin reaction (HFSR) (also known as palmar-plantar erythrodysesthesia [PPE]) and rash, frequently requiring dose modification. The overall incidence of HFSR (45% vs 7%) and the incidence of grade 3 HFSR (17% vs 0) were increased in STIVARGA-treated patients compared to placebo-treated patients in Study 1. The overall incidence of rash (26% vs 4%) and the incidence of grade 3 rash (6% vs <1%) were higher in STIVARGA-treated patients in Study 1. Temporarily hold and then reduce or permanently discontinue STIVARGA, depending on the severity and persistence of dermatologic toxicity.

Hypertension: STIVARGA caused an increased incidence of hypertension (30% of STIVARGA-treated patients vs 8% of placebo-treated patients in Study 1). Hypertensive crisis occurred in 0.18% of 1100 STIVARGA-treated patients across all clinical trials. Do not initiate STIVARGA until blood pressure is adequately controlled. Monitor blood pressure weekly for the first 6 weeks of treatment and then every cycle, or more frequently, as clinically indicated. Temporarily or permanently withhold STIVARGA for severe or uncontrolled hypertension.

Cardiac Ischemia and Infarction: STIVARGA increased the incidence of myocardial ischemia and infarction (1.2% for STIVARGA-treated patients vs 0.4% of placebo-treated patients). Withhold STIVARGA in patients who develop new or acute cardiac ischemia or infarction, and resume only after resolution of acute cardiac ischemic events if the potential benefits outweigh the risks of further cardiac ischemia.

Reversible Posterior Leukoencephalopathy Syndrome (RPLS): RPLS occurred in 1 of 1100 STIVARGA-treated patients across all clinical trials. Confirm the diagnosis of RPLS with MRI and discontinue STIVARGA in patients who develop RPLS.

Gastrointestinal Perforation or Fistula: Gastrointestinal perforation or fistula occurred in 0.6% of 1100 patients treated with STIVARGA across clinical trials. Permanently discontinue STIVARGA in patients who develop gastrointestinal perforation or fistula.

Wound Healing Complications: Treatment with STIVARGA should be stopped at least 2 weeks prior to scheduled surgery. The decision to resume STIVARGA after surgery should be based on clinical judgment of adequate wound healing. STIVARGA should be discontinued in patients with wound dehiscence.

Embryo-Fetal Toxicity: STIVARGA can cause fetal harm when administered to a pregnant woman. Use effective contraception during treatment and up to 2 months after completion of therapy. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to the fetus.

Nursing Mothers: Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants from STIVARGA, a decision should be made whether to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

Most Frequently Observed Adverse Drug Reactions in Metastatic Colorectal Cancer (mCRC) (>30%): The most frequently observed adverse drug reactions (>30%) in STIVARGA-treated patients vs placebo-treated patients in mCRC, respectively, were: asthenia/fatigue (64% vs 46%), decreased appetite and food intake (47% vs 28%), HFSR/PPE (45% vs 7%), diarrhea (43% vs 17%), mucositis (33% vs 5%), weight loss (32% vs 10%), infection (31% vs 17%), hypertension (30% vs 8%), and dysphonia (30% vs 6%).

For full prescribing information, including BOXED WARNINGS, visit www.stivarga-us.com.

About Nexavar® (sorafenib) Tablets

Nexavar is approved in the U.S. for the treatment of patients with unresectable hepatocellular carcinoma and for the treatment of patients with advanced renal cell carcinoma. Nexavar is thought to inhibit both the tumor cell and tumor vasculature. In preclinical studies, Nexavar has been shown to inhibit multiple kinases thought to be involved in both cell proliferation (growth) and angiogenesis (blood supply) — two important processes that enable cancer growth. These kinases include Raf kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3 and RET.

Nexavar is currently approved in more than 100 countries.

Nexavar is also being evaluated by Bayer and Onyx, international study groups, government agencies and individual investigators in a range of cancers.

Important Safety Information for Nexavar (sorafenib)

Nexavar in combination with carboplatin and paclitaxel is contraindicated in patients with squamous cell lung cancer.

Cardiac ischemia and/or myocardial infarction may occur. Temporary or permanent discontinuation of Nexavar should be considered in patients who develop cardiac ischemia and/or myocardial infarction.

An increased risk of bleeding may occur following Nexavar administration. If bleeding necessitates medical intervention, consider permanent discontinuation of Nexavar.

Hypertension may occur early in the course of treatment. Monitor blood pressure weekly during the first 6 weeks and periodically thereafter and treat, if required.

Hand-foot skin reaction and rash are common and management may include topical therapies for symptomatic relief. In cases of any severe or persistent adverse reactions, temporary treatment interruption, dose modification, or permanent discontinuation of Nexavar should be considered. Nexavar should be discontinued if Stevens-Johnson Syndrome or toxic epidermal necrolysis are suspected as these may be life threatening.

Gastrointestinal perforation was an uncommon adverse reaction and has been reported in less than 1% of patients taking Nexavar. Discontinue Nexavar in the event of a gastrointestinal perforation.

Patients taking concomitant warfarin should be monitored regularly for changes in prothrombin time (PT), International Normalized Ratio (INR) or clinical bleeding episodes.

Temporary interruption of Nexavar therapy is recommended in patients undergoing major surgical procedures.

Nexavar in combination with gemcitabine/cisplatin is not recommended in patients with squamous cell lung cancer. The safety and effectiveness of Nexavar has not been established in patients with non-small cell lung cancer.

Nexavar can prolong the QT/QTc interval and increase the risk for ventricular arrhythmias. Avoid use in patients with congenital long QT syndrome and monitor patients with congestive heart failure, bradyarrhythmias, drugs known to prolong the QT interval, and electrolyte abnormalities.

Drug-induced hepatitis with Nexavar may result in hepatic failure and death. Liver function tests should be monitored regularly and in cases of increased transaminases without alternative explanation Nexavar should be discontinued.

Nexavar may cause fetal harm when administered to a pregnant woman. Women of child-bearing potential should be advised to avoid becoming pregnant while on Nexavar and female patients should also be advised against breastfeeding while receiving Nexavar.

Elevations in serum lipase and reductions in serum phosphate of unknown etiology have been associated with Nexavar.

Avoid concomitant use of strong CYP3A4 inducers, when possible, because inducers can decrease the systemic exposure of sorafenib. Nexavar exposure decreases when co-administered with oral neomycin. Effects of other antibiotics on Nexavar pharmacokinetics have not been studied.

Most common adverse reactions reported for Nexavar-treated patients vs. placebo-treated patients in unresectable HCC, respectively, were: diarrhea (55% vs. 25%), fatigue (46% vs. 45%), abdominal pain (31% vs. 26%), weight loss (30% vs. 10%), anorexia (29% vs. 18%), nausea (24% vs. 20%), and hand-foot skin reaction (21% vs. 3%). Grade 3/4 adverse reactions were 45% vs. 32%.

Most common adverse reactions reported for Nexavar-treated patients vs. placebo-treated patients in advanced RCC, respectively, were: diarrhea (43% vs. 13%), rash/desquamation (40% vs. 16%), fatigue (37% vs. 28%), hand-foot skin reaction (30% vs. 7%), alopecia (27% vs. 3%), and nausea (23% vs. 19%). Grade 3/4 adverse reactions were 38% vs. 28%.

During post approval use of Nexavar, the following adverse drug reactions have been identified: angioedema and drug-induced hepatitis, including reports of hepatic failure and death.

For information about Nexavar including U.S. Nexavar prescribing information, visit www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).

About Onyx Pharmaceuticals, Inc.

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer. The company is focused on developing novel medicines that target key molecular pathways. For more information about Onyx, visit the company’s website at www.onyx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the progress and results of the clinical development, safety, regulatory processes, commercialization efforts or commercial potential of Kyprolis (carfilzomib), Nexavar (sorafenib), Stivarga (regorafenib), oprozomib, or PD-0332991. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks related to the development and commercialization of pharmaceutical products. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Note Regarding DECISION Results

This news release includes partial results from the DECISION trial.  The partial results contained herein should be considered within the context of the full DECISION trial results, which are expected to be presented at an upcoming medical meeting.

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Contacts:

Investors	Media
Amy Figueroa	Lori Melançon
Senior Director, Investor Relations	Senior Director, Corporate Communications
(650) 266-2398	(650) 266-2394